Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1) Registration Statement (Form S-3 No. 333-268222) of 2seventy bio, Inc.,
(2) Registration Statement (Form S-3 No. 333-264544) of 2seventy bio, Inc.,
(3) Registration Statement (Form S-8 No. 333-263853) pertaining to the 2021 Stock Option and Incentive Plan and 2021 Employee Stock Purchase Plan of 2seventy bio, Inc., and
(4) Registration Statement (Form S-8 No. 333-260669) pertaining to the 2021 Stock Option and Incentive Plan and 2021 Employee Stock Purchase Plan of 2seventy bio, Inc.

of our report dated March 16, 2023, with respect to the consolidated and combined financial statements of 2seventy bio, Inc. included in this Annual Report (Form 10-K) for the year ended December 31, 2022.

/s/ Ernst & Young LLP

Boston, Massachusetts
March 16, 2023